Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is entered into by and between PPG Industries, Inc. (“PPG”) and Robert J. Dellinger (“Dellinger”) on the date set forth below.

WHEREAS, Dellinger has been employed by PPG as Senior Vice President, Finance and Chief Financial Officer in Pittsburgh, Pennsylvania;

AND WHEREAS, Dellinger and PPG have discussed the terms and conditions under which Dellinger’s employment with PPG will end;

NOW, THEREFORE, PPG and Dellinger, for good and sufficient consideration, and intending to be legally bound, agree as follows:

1. Dellinger shall resign from his position as Senior Vice President, Finance and Chief Financial Officer effective June 10, 2011. Thereafter, Dellinger shall provide any requested transition assistance to the new Chief Financial Officer until the end of Dellinger’s employment with PPG pursuant to his voluntary resignation, effective June 30, 2011 (the “Separation Date”). Dellinger may thereafter elect to continue medical and dental benefits for a period of 18 months under the law known as “COBRA” (The Consolidated Omnibus Benefits Reconciliation Act) at the applicable COBRA premium.

2. PPG shall pay Dellinger a lump-sum cash separation payment in the amount of $800,000.00. PPG shall pay Dellinger an additional amount of $250,000.00, which is in lieu of any bonus payment he might otherwise have been eligible to receive for 2011. These payments, less applicable withholdings, shall be made as soon as administratively practicable, and in no event more than thirty (30) days, after the later of either (i) seven days from the day on which Dellinger signs this Agreement without revoking it, or (ii) the Separation Date.

3. Dellinger’s entitlement to Awards issued to him in 2009 and 2010 under the PPG Industries, Inc. Omnibus Incentive Plan shall be as follows:

a.	The Nonqualified Stock Option Awards shall vest upon the later of the Separation Date and the Effective Date of this Agreement, may be exercised at any time through the original expiration date and shall otherwise remain subject to the terms of the agreements pursuant to which they were granted.

b.	Effective as of the later of the Separation Date or the Effective Date, Dellinger shall be entitled to the same Awards of Restricted Stock Units to which he would have been entitled had his employment continued through the Vesting Dates of such Awards, as provided in the applicable award agreements and such Restricted Stock Units shall otherwise remain subject to the agreements pursuant to which they were granted.

c.	Effective as of the later of the Separation Date and the Effective Date, Dellinger shall be entitled to TSR Awards, on a prorated basis in the manner set forth in Section 1(E) of the applicable agreements, pursuant to which such TSR Awards were granted and shall otherwise remain subject to the terms and conditions of such agreements.

All awards issued to Dellinger in 2011under the PPG Industries, Inc. Omnibus Incentive Plan shall be forfeited in accordance with the terms of the agreements pursuant to which they were issued.

4. Dellinger acknowledges and agrees that, other than the payments and benefits expressly being provided to him in this Agreement, he has received all compensation and benefits to which he is entitled from PPG, is not entitled to any other payments or benefits from PPG, and will not receive any further payments or benefits from PPG after the Separation Date.

5. Dellinger, for himself, his heirs, and anyone else who would have the right to sue on his behalf or in his place (“successors and assigns”), fully and forever releases PPG, its affiliated companies, their respective shareholders, directors, officers, employees and employee benefit plans from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of or relating to Dellinger’s employment with PPG, the end of his employment with PPG, or relating to any other act, event or failure to act that has occurred before the date this Agreement is signed. Examples of the claims which Dellinger is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”).

By signing this Agreement, Dellinger does not release or give up his right to: (i) file a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar state agency, (ii) provide assistance or participate in any investigation or hearing conducted by the EEOC or similar state agency, (iii) file a lawsuit to challenge whether or not the release in this Paragraph 5 is a valid and effective as to claims of age discrimination under the ADEA, (iv) file a lawsuit to enforce this Agreement, or (v) assert claims that by law cannot be released, such as workers’ compensation claims and claims for vested retirement benefits. If a charge of discrimination is filed with the EEOC, however, the release in this Paragraph 5 means that Dellinger will not be entitled to receive any money or other individual remedy as a result of that charge.

6. Nothing in this Agreement shall be construed as an admission by PPG of any liability to Dellinger.

7. Dellinger acknowledges and agrees that:

a. he has entered into this Agreement voluntarily and that no person has made any promises to him to induce him to sign this Agreement other than promises that are contained in this Agreement itself;

b. the Release and Waiver of rights and claims as set forth in this Agreement are in exchange for valuable consideration which he would not otherwise be entitled to receive but for this Agreement;

c. he has carefully read and fully understands the provisions of this Agreement, including the release and waiver of claims;

d. he has had the opportunity to take at least twenty-one (21) days from June 6, 2011 to decide whether he wants to sign this Agreement, and that no one has pressured him to sign the Agreement sooner.

e. he has been advised in writing that he should consult with an attorney of his own choice prior to executing this Agreement; and

f. he shall have seven (7) days after signing this Agreement to revoke it by providing written notice of revocation to Craig Jordan, Vice President, Human Resources, PPG Industries, One PPG Place, Pittsburgh, PA 15272, and the Agreement will not be effective or enforceable until the 8th day after Dellinger signs it without revoking it (the “Effective Date”).

g. his resignation was due to health-related personal reasons and was not due to any disagreement with the Company.

8. The parties agree that this Agreement is the entire agreement between the parties and represents their full and complete understanding regarding Dellinger’s employment with PPG and the end of his employment. This Agreement supersedes all prior or contemporaneous agreements, express or implied, between Dellinger and PPG relating to the subject matter of this Agreement except for any agreements regarding the disclosure of confidential information and agreements expressly referenced herein.

9. The provisions of this Agreement are intended to and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code if applicable.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates set forth below.

Date:	June 8, 2011	/s/ Robert J. Dellinger
Robert J. Dellinger

PPG Industries, Inc.

Date:	June 8, 2011	By:	/s/ J. Craig Jordan
J. Craig Jordan

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